As filed with the Securities and Exchange Commission on December 7, 1998
                                                   Commission File No. 333-62569
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 4
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933
                              CIMETRIX INCORPORATED
             (Exact name of registrant as specified in its charter)

          Nevada                                87-0439107
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)            Identification Number)

                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757
                                 (801) 256-6500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Riley G. Astill, Vice President of Finance
                           and Chief Financial Officer
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757
                                 (801) 256-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

                                   Copies to:

                             Randall A. Mackey, Esq.
                             Mackey Price & Williams
                        170 South Main Street, Suite 900
                         Salt Lake City, Utah 84101-1655
                            Telephone: (801) 575-5000

                    Approximate date of proposed sale to the
              public: As soon as practicable after the Registration
                          Statement becomes effective.
                             -----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reimbursement plans check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                              CIMETRIX INCORPORATED

                              Cross Reference Sheet

            Form S-3 Item No. and Caption                              Prospectus Caption
            -----------------------------                              ------------------
Item 1.     Front of Registration Statement and                        Outside Front Cover Page
            Outside Front Cover Page of Prospectus

Item 2.     Inside Front and Outside Back Cover                        Inside Front and Outside Back Cover  Pages
            Pages of Prospectus

Item 3.     Summary Information , Risk Factors and Ratio               Prospectus Summary; Risk Factors
            of Earnings to Fixed Charges

Item 4.     Use of Proceeds                                            Use of Proceeds

Item 5.     Determination of Offering Price                            Not Applicable

Item 6.     Dilution                                                   Not Applicable

Item 7.     Selling Security Holders                                   Selling Securityholders, Optionholders and
                                                                       Shareholders

Item 8.     Plan of Distribution                                       Outside Front Cover Page; Plan of Distribution

Item 9.     Description of Securities                                  Outside Front Cover Page

Item 10.    Interests of Named Experts and Counsel                     Legal Matters; Experts
            Beneficial Owners and Management

Item 11.    Material Changes                                           Not Applicable

Item 12.    Incorporation of Certain Information                       Documents Incorporated by Reference
            by Reference

Item 13.    Disclosure of Commission Position                          Description of Securities
            on Indemnification for Securities                          Plan of Distribution
            Act Liabilities

Item 14.    Other Expenses of Issuance and                             Other Expenses of Issuance and Distribution
            Distribution

Item 15.    Indemnification of Directors                               Indemnification of Directors
            and Officers                                               and Officers

Item 16..   Exhibits                                                   Exhibits

Item 17.    Undertakings                                               Undertakings

PROSPECTUS
----------
                              CIMETRIX INCORPORATED

                        8,308,500 Shares of Common Stock

    This Prospectus (this "Prospectus") relates to (i) the resale of an aggregate of 829,000 shares of common stock (the "Common Stock") issuable upon the exercise of 3,316 warrants (the "Warrants"), issued to purchasers of the Company's 10% Senior Notes due 2002 (the "Senior Notes") exercisable at $2.50 per share; and (ii) the resale of an aggregate of 1,299,500 shares of Common Stock issuable upon the exercise of 1,299,500 options (the "Options") , exercisable at $2.50 per share, which were granted under the Company's 1998 Stock Option Plan (the "1998 Stock Option Plan"). See "Selling Securityholders, Optionholders and Shareholders" and "Description of Securities."

    The Warrants were issued as part of an offering of Senior Notes which was completed by the Company on November 21, 1997. Each purchaser of Senior Notes in the offering received one common stock purchase warrant (the "Warrant") for each $1,000 principal amount of Senior Notes purchased. Each Warrant entitled the holder to purchase 250 shares of the Company's Common Stock for $2.50 per share. The Warrants are exercisable any time after October 31, 1998, and on or before September 30, 2002, provided that no fractional shares of Common Stock will be issued. The exercise price of the Warrants is payable at the holder's option, either in cash or by the surrender of Senior Notes at their face amount plus accrued interest. The Common Stock issuable upon the exercise of the Options is pursuant to the 1998 Stock Option Plan, which became effective January 1, 1998 upon approval of the Company's shareholders at the Annual Meeting of Shareholders held on May 16, 1998. The 1998 Stock Option Plan provides for the grant to officers, employees and directors of Options to purchase up to 2,000,000 shares of Common Stock, of which 1,299,500 Options have been granted as of the date of this Prospectus. The 1998 Stock Option Plan is an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code, as amended. See "Selling Securityholders, Optionholders and Shareholders" and "Description of Securities."

    This Prospectus also relates to the resale of an aggregate of 500,000 shares of Common Stock issuable pursuant to a proposed exchange of securities with holders of Senior Notes in which the Company will issue up to 500,000 shares of Common Stock to the holders of Senior Notes in exchange for Senior Notes from the holders of Senior Notes at an exchange rate to be determined by the Company's Board of Directors. The Company will register for resale the shares issued to the holders of Senior Notes in exchange for the Senior Notes.

    The Prospectus further relates to the resale of 5,400,000 shares of Common Stock, of which 3,000,000 shares are held by Overseas Holdings Limited Partnership, a Nevada limited partnership, and 2,400,000 are held by The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust for the Benefit of Adam J. Bilzerian and Dan B. Bilzerian (the "Bilzerian 1994 Irrevocable Trust"). As consideration pursuant to an agreement dated March 21, 1994 (the "March 21, 1994 Agreement"), between the Company and Paul A. Bilzerian, President, Chief Executive Officer and a director of the Company, relating to the employment of Mr. Bilzerian as a management consultant to the Company, the Company has agreed to register the shares issued to Overseas Holding Limited Partnership and the Bilzerian 1994 Irrevocable Trust.

    The Prospectus finally relates to the resale of an aggregate of 380,000 shares of Common Stock, of which 100,000 shares are held by Lowell K. Anderson, a director of the Company, 160,000 shares are held by Lane Harrison, 100,000 shares are held by Daniel C. Hunter, and 20,000 shares are held by Ernest B. Haire. The Company sold a total of 200,000 shares of Common Stock to Messrs. Anderson and Harrison on June 5, 1998 in a private offering and agreed to register such shares as a condition in the transaction. In addition, the Company sold a total of 180,000 shares of Common Stock to Messrs. Hunter, Harrison and Haire on October 10, 1998 in a private offering and agreed to register such shares as a condition in the transaction.

    The Company's Common Stock and Warrants are traded on the OTC Bulletin Board under the symbols CMXX and CMXXW, respectively. On December 4, 1998, the closing bid prices for the Common Stock as reported by the OTC Bulletin Board was $.8438 per share. The Warrants have not traded. The Company will not receive any proceeds from the resale of the shares of Common Stock issuable upon the exercise of the Warrants or the Options or from the resale of the shares of Common Stock held by Overseas Holdings Limited Partnership, the Bilzerian 1994 Irrevocable Trust or Messrs. Anderson, Harrison, Hunter and Haire. All expenses of this Offering are borne by the Company. The Company estimates that it will incur approximately $21,000 in registration, legal, accounting and printing fees in connection with this Offering.

                    THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  See "Risk Factors."

                          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                          EXCHANGE COMMISSION AND THE SECURITIES ADMINISTRATOR OF ANY STATE OR HAS THE
                           COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY
                         OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Title of Each Class of Security                                  Amount of                     Exercise or
                 Being Registered for Resale                                    Securities                   Exchange Price
               -------------------------------                                  -----------                  --------------
Common Stock (1)............................................                      829,000                        $2.50
Common Stock (2)............................................                    1,299,500                        $2.50
Common Stock (3)............................................                      500,000                        $1.688
Common Stock (4)............................................                    5,400,000                           -
Common Stock (5)............................................                      200,000                           -
Common Stock (6)............................................                      180,000                           -
Total.......................................................                    8,408,500                           -
============================================================ ============================ ================================
                                                                                              (footnotes on following page)

                The date of this Prospectus is December __, 1998

(1) Consists of 829,000 shares of Common Stock for resale underlying the Warrants with an exercise price of $2.50 per share.
(2) Consists of 1,299,500 shares of Common Stock for resale underlying the Options granted under the Company's 1998 Stock Option Plan with an exercise price of $2.50 per share.
(3) Consists of 500,000 shares of Common Stock for resale issuable upon the exchange of Senior Notes with holders of Senior Notes at an exchange rate to be determined by the Company's Board of Directors.
(4) Consists of 3,000,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to Overseas Holdings Limited Partnership and 2,400,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to the Bilzerian 1994 Irrevocable Trust under the March 21, 1994 Agreement with Paul A. Bilzerian, President and Chief Executive Officer of the Company.
(5) Consists of 100,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to Lowell K. Anderson and 100,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to Lane Harrison.
(6) Consists  of  100,000  shares  of  Common  Stock  for  resale   pursuant  to
    registration rights granted by the Company to Daniel C. Hunter, 60,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to Lane Harrison, and 20,000 shares of Common Stock for resale pursuant to the registration rights granted by the Company to Ernest B. Haire, III.


                              AVAILABLE INFORMATION
    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

    The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                               PROSPECTUS SUMMARY

The Company
         The Company is the developer of the world's first open architecture, standards-based, personal computer (PC) software for controlling machine tools, industrial robots and electronics industry automation equipment that operates on the factory floor. The Cimetrix Open Development Environment ("CODE") software products are based on standard computer platforms (Intel Pentium CPU with ISA/PCI bus and Motorola PowerPC with VME bus) and run on standard operating systems (UNIX and Microsoft Windows NT). Cimetrix software is currently operational in production installations on a variety of general industrial robots, specialized electronics industry assembly and surface mount technology
(SMT) machines, and to a limited extent, CNC machine tools.

         Cimetrix also has developed two additional software products, GEM Equipment Manager and GEM Host Manager. These software products enable compliance with Generic Equipment Model ("GEM"), which is a standard for communications between manufacturing equipment and the factory's host computer. The GEM software products are designed to run on PCs and UNIX workstations.

The Offering

Securities Offered..............        8,408,500   shares  of   Common   Stock,
                                        consisting  of  the  resale  of  829,000
                                        shares of Common Stock issuable upon the
                                        exercise   of    Warrants    issued   to
                                        purchasers of Senior  Notes,  the resale
                                        of  1,299,500  shares  of  Common  Stock
                                        issuable  upon the  exercise  of Options
                                        granted under the  Company's  1998 Stock
                                        Option  Plan,   the  resale  of  500,000
                                        shares of Common Stock issuable upon the
                                        exchange of Senior Notes with holders of
                                        Senior  Notes,  the resale of  5,400,000
                                        shares  of  Common  Stock   pursuant  to
                                        registration  rights granted to Overseas
                                        Holdings  Limited  Partnership  and  the
                                        Bilzerian 1994  Irrevocable  Trust under
                                        the March 31, 1994 Agreement, the resale
                                        of  200,000   shares  of  Common   Stock
                                        pursuant to registration  rights granted
                                        to Lowel K. Anderson and Lane  Harrison,
                                        and the  resale  of  180,000  shares  of
                                        Common  Stock  pursuant to  registration
                                        rights granted to Daniel C. Hunter, Lane
                                        Harrison  and Ernest B. Haire,  III. See
                                        "Description  of   Securities."

Common Stock outstanding prior
to the offering.................        24,743,928.shares.

Common Stock outstanding after the
offering(1).....................        27,372,428.shares.

Use of Proceeds.................        All funds  received by the Company  upon
                                        the exercise of the Warrants and Options will be used for working capital and general corporate purposes.

Risk Factors/Dilution...........        The  offering  involves a high degree of
                                        risk. See "Risk Factors."

OTC Bulletin Board Symbols
    Common Stock................        "CMXX"
    Warrants....................        "CMXXW"

(1) Assumes exercise of all Warrants and Options and the exchange of all Senior Notes by the holders of Senior Notes, of which there can be no assurance.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

     (5) Definitive Proxy Statement for the Company's 1998 Annual Meeting of Shareholders, as filed on April 20, 1998.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Riley G. Astill, Vice President of Finance and Chief Financial Officer, Cimetrix Incorporated, 6979 South High Tech Drive, Salt Lake City, Utah 84047-3757.

                                  RISK FACTORS

         The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prospective investors should carefully consider, along with other information in this Prospectus, the following considerations and risks in evaluating an investment in the Company. No investment in the securities offered hereby should be made by any person who is not in a position to lose the entire amount of such investment.

         In connection with an investment in the Securities offered by this Prospectus, prospective investors should consider carefully the following factors that could affect the Company's current position and future prospects, in addition to the other information set forth in this Prospectus. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

         Emphasis of Matter in Auditor's Report. The opinion rendered by Tanner & Co., the Company's independent auditors, on the financial statements of the Company states as of December 31, 1997 the Company incurred a net loss of $4,490,000. The Company had an accumulated deficit of $15,033,000 at December 31, 1997.

         Limited Working Capital; Limited Operating History; Accumulated Deficit; Anticipated Losses. As of September 30, 1998, the Company had working capital of $2,643,000. The Company also has an accumulated deficit of $15,033,000 as of December 31, 1997 and $15,195,000 as of September 30, 1998.
Such losses have resulted principally from costs incurred in connection with research and development and marketing of the Company's CODE and GEM software product suites. CODE software was introduced commercially in October 1995, and GEM was introduced during 1997. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new products and the competitive environments in the industry in which the Company operates. There can be no assurance that the Company will not encounter substantial delays and unexpected expenses related to research, development, production, marketing or other unforeseen difficulties.

         The Company had available at December 31, 1997, unused tax operating loss carryforwards of approximately $14,658,000 that may be applied against future taxable income and expire in various years beginning 2004 through 2011. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FASB 109) requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 1997, the total of all deferred tax assets was approximately $4,430,000 and the total of all deferred tax liabilities was approximately $316,000. Because of the uncertainty about whether the Company will generate sufficient future taxable income to realize the deferred tax assets, the Company has established a valuation allowance of $4,746,000 to offset all its deferred tax assets.

         Dependence on Significant Customers. Customer "A" accounted for approximately 27% and 16% of the Company's sales in 1997 and the first half of 1998, respectively, and is expected to account for approximately 20% of its sales in 1998. Customer "B" accounted for approximately 36% of the Company's sales in the first half of 1998. The loss of either customer's business could have a material adverse effect on the Company. Additionally, the quantity of customer A's business with the Company depends substantially on market acceptance of their Surface Mount Technology ("SMT") equipment that utilizes the Company's software products. The Company could be materially adversely affected by a downturn in Company A's equipment sales or their failure to meet sales expectations. The Company will likely from time to time have other customers that account for a significant portion of its business.

         Dependence on Relatively New Products. The Company has only recently begun to install and implement its products with customers. The Company's CODE software system was introduced commercially in October 1995, and its GEM software product suite has been developed during the past three years and was commercially introduced during 1997. As a result, the Company has only limited history with these products, and there can be little assurance that they will achieve market acceptance. The Company's future success will depend on sales of these products, and the failure of these products to achieve market acceptance would have a materially adverse effect on the Company. In addition, the Company has limited experience with the installation, implementation and operation of its products at customer sites. There is no assurance that the Company's products will not require substantial modifications to satisfy performance requirements or to fix previously undetected errors. If customers were to experience significant problems with the Company's products, or if the Company's customers were dissatisfied with the products' functionality, performance, or support, the Company would be materially adversely affected.

         Product Life Cycle; Need to Develop New Products and Enhancements. The markets for the Company's products are new and emerging. As such, these markets are characterized by rapid technological change, evolving requirements, developing industry standards, and new product introductions. The dynamic nature of these markets can render existing products obsolete and unmarketable within a short period of time. Accordingly, the life cycle of the Company's products is difficult to estimate. The Company's future success will depend in large part on its ability to enhance its products and develop and introduce, on a timely basis, new products that keep pace with technological developments and emerging industry standards. The success of the Company's software development efforts will depend on various factors, including its ability to integrate these products with third-party products. If a competitor succeeds in duplicating or surpassing the Company's technological advances, the Company's prospects might be materially adversely affected.

         Competition. The motion controller market is extremely competitive. Management believes that most, if not all, of the Company's competitors currently have greater financial resources and market presence than it does. Accordingly, these competitors may be able to compete very effectively on pricing and to develop technology to increase the flexibility of their products. Further, manufacturers of industrial robots, machine tools, and other automation equipment which use their own proprietary controllers and software have already established a share of the market for their products and may find it easier to limit market penetration by the Company because of the natural tie-in of their controllers and software to their mechanisms. Management is uninformed as to whether any of these competitors are presently developing additional technology that will directly compete with the Company's product offerings.

         International Sales. International sales accounted for approximately 45%, 30% and 58% of the Company's business in 1996, 1997 and the first half of 1998, respectively. To service the needs of these customers, the Company must provide worldwide sales and product support services. There are a number of risks inherent in international expansion, including currency risks, increased risk of software piracy, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign companies, longer account receivable cycles and increased collection risks, potentially adverse tax consequences, difficulty in repatriating earnings, and the burdens of complying with a wide variety of foreign laws. Thus far, all the Company's export sales have been payable in United States dollars.

         Dependence on Certain Individuals. The Company is highly dependent on the services of its key managerial and engineering personnel, including Paul A. Bilzerian, President and Chief Executive Officer, Bradley A. Palser, Vice President of Software Engineering, David P. Faulkner, Executive Vice President of Marketing and Robert H. Reback, Executive Vice President of Sales. Any material change in the Company's senior management team could adversely affect the Company's profitability and business prospects. The Company does not maintain key man insurance for any of its key management and engineering personnel.

         Copyright Protection and Proprietary Information. The Company's software innovations are proprietary in nature, and the Company has obtained copyright protection for them. It is possible, however, for infringement to occur. Although the Company intends to prosecute diligently any infringement of its proprietary technology, copyright litigation can be extremely expensive and time-consuming, and the results of litigation are generally uncertain. Further, the use by a competitor of the Company's proprietary software to create similar software through "reverse engineering" may not constitute an infringing use. The Company relies on confidentiality and nondisclosure agreements with employees and customers for additional protection against infringements, and the Company's software is encoded to further protect it from unauthorized use.

         Control. Investors in the Common Stock (through exercise of the Options or Warrants) will be entitled to vote in the election of the Company's directors, but will not be entitled to separate board representation. The executive officers and directors of the Company have the power to vote approximately 28% of the outstanding shares of Common Stock for the election of directors and on other ordinary shareholder matters, after giving effect to voting proxies and the exercise of options held by those individuals as of June 27, 1996. Paul A. Bilzerian, President, Chief Executive Officer and a director of the Company, has the sole or shared power to vote approximately 22% of these shares. The voting power represented by the officers and directors' shares, though not an absolute majority, is probably sufficient to provide these persons with effective control over most affairs of the Company.

         Marketability of Common Stock. The Common Stock is currently traded through 13 market makers, but is not listed on any securities exchange or quoted on an automated interdealer quotation system, which would provide automated quotations of the stock's price. Trading through market makers tends to limit the volume of sales and can cause wide fluctuations in a stock's price, based on the available supply and demand for the stock at any particular time.

         Anti-Takeover Provisions. Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Company's Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Securities -- Certain Provisions of Nevada Law."

         Shares Eligible for Future Sale. Upon completion of this Offering, the Company could potentially have a total of 27,372,428 shares of Common Stock outstanding. Of these shares, approximately 22,600,966 shares of Common Stock will be freely tradable by persons other than directors, officers and affiliates of the Company, without restriction or need for registration under the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining shares of Common Stock are "restricted securities" as defined by Rule 144 promulgated under the Securities Act ("Rule 144"). Those shares are eligible for sale, subject to the manner of sale, volume, notice, and information requirements of Rule 144. Sales of substantial amounts of Common Stock in the public market, or the availability of a substantial amount of Common Stock for future sale, could adversely affect the market price of the shares of Common Stock issuable on exercise of the Warrants.

                                 USE OF PROCEEDS

         Holders of Warrants and Options are not obligated to exercise any of their Warrants or Options, respectively. However, assuming exercise of all of the Warrants and Options, the net proceeds from this Offering to be received by the Company from the issuance of 2,128,500 shares of Common Stock covered by this Prospectus and issuable upon the exercise of the Warrants and the Options (after deducting estimated Offering expenses of $21,000) is estimated to be $5,300,250. The closing bid price of the Common Stock on the OTC Bulletin Board was $.8438 per share on December 4, 1998. All of the Warrants and Options are exercisable at prices above $.8438. Accordingly, there is no assurance that any of these Warrants or Options will be exercised and the Company may not receive any proceeds from this Offering. The Company will not receive any proceeds from the issuance of shares of Common Stock upon the exchange of Senior Notes for Common Stock with holders of Senior Notes. The Company anticipates that it will use the net proceeds of this Offering, if any, to fund working capital requirements.

             SELLING SECURITYHOLDERS, OPTIONHOLDERS AND SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 4, 1998 by each of the holders of Warrants (the "Selling Securityholders"), assuming each of the Selling Securityholders elects to exercise the Warrants held by such Selling Securityholder to purchase shares of Common Stock at an exercise price equal to $2.50 per share, the number of shares to be sold by each Selling Securityholder and the percentage of each Selling Securityholder after the sale of the shares included in this Prospectus.

                                                                                       Number of          Shares Beneficially
                                                  Shares Beneficially                 Shares Being            Owned After
                                                Owned Prior to Offering                  Offered               Offering(1)
                                                -----------------------              --------------       -----------------------

   Securityholders                                Number      Percent                                     Number         Percent
   ---------------                                ------      -------                                     ------         -------
Alexander and Arlene Abajian                        2,500        *                         2,500              0              *
Erik and Shaunalei Andersen                         1,750        *                         1,250            500              *
Dr. Marshall Bernes                                25,000        *                        25,000              0              *
Robert H. Breinholt                                 2,500        *                         2,500              0              *
Delores Cerbone                                     1,250        *                         1,250              0              *
Citadel Capital Management Corp.                    1,250        *                         1,250              0              *
Dresser Engineering Co.                            12,500        *                        12,500              0              *
David P. Faulkner(2)                                2,500        *                         2,500              0              *
Fort Canyon Investments                            52,500        *                        37,500         15,000              *
Richard Gommerman                                  82,500        *                        12,500         70,000              *
C. Samuel Gustafson                                 1,250        *                         1,250              0              *
Ernest B. Haire, III                              574,867       2.1%                       3,750        571,117           2.3%
Ronald Haire                                          250        *                           250              0              *
Halter Family Trust                                 7,500        *                         2,500          5,000              *
Lane Harrison                                     176,250        *                         6,250        170,000              *
W. Seymour Holt                                    25,000        *                        25,000              0              *
Edmund H. Immergut                                  4,250        *                         1,250          3,000              *
Dr. Verl A. Jensen                                  8,200        *                         6,250          1,950              *
Jensen Orthodontic Center Profit Sharing            6,250        *                         6,250              0              *
Joe K. Johnson                                    130,000        *                        25,000        105,000              *
Johnson Fixed Charitable Trust                    750,000       2.7%                     125,000        625,000           2.5%
Paul A. Johnson                                     3,750        *                         3,750              0              *
Paul B. Johnson                                     2,500        *                         2,500              0              *
Paul Kitchen                                        1,750        *                         1,750              0              *
Joseph W. Lindsey                                   1,250        *                         1,250              0              *
Stephanie Linton                                    2,500        *                         2,500              0              *
Kenneth Looloian                                   25,000        *                        12,500         12,500              *
Dr. Ronald Lumia(3)                                 2,750        *                         1,250          1,500              *
R. Alan Magnuson                                    3,750        *                         3,750              0              *
Morgan Stanley & Co.                              200,000        *                       200,000              0              *
David J. Midtvedt                                  18,250        *                         1,500         16,750              *
PaineWebber Inc.                                   62,250        *                        23,750         38,500              *

MJW Designs, Inc. Pension Plan                     44,426        *                        34,250         10,176              *
Robert H. Reback(4)                                 3,500        *                         2,500          1,000              *
John J. Robinson                                    2,500        *                         2,500              0              *
Phillip K. Roberts                                  1,250        *                         1,250              0              *
Stephen and Lynn Rosen                             23,500        *                         7,500         16,000              *
John Roth                                         115,316        *                        12,500        102,816              *
SGL Investments Ltd. Partnership                   25,000        *                        25,000              0              *
Permatank Technologies, Inc.                       12,500        *                        12,500              0              *
Don B. Showalter Trust No. 2                       12,500        *                        12,500              0              *
Heather R. Schwartz                                 1,250        *                         1,250              0              *
The Stephen & Brenda Solomon Trust                 12,500        *                        12,500              0              *
Virgilio B. Valasco                                   250        *                           250              0              *
David L. Warren                                       750        *                           750              0              *
Julius Smith Young, Jr.                           130,000        *                        25,000        105,000              *
Harry and Lois Steffen                             66,000        *                        30,000         36,000              *
Bicoastal Holding Company                          27,500        *                        27,500              0              *
Mildred A. Redmond, Trustee                       373,000       1.4%                      59,000        314,000           1.3%
Guarantee & Trust Trustee FBO Cione                 6,250        *                         6,250              0              *
                                               ----------                              ---------   ------------
    TOTAL                                       3,049,809                                829,000      2,220,809

 .---------------------
* Less than 1%

(1)      Assumes that each Selling Securityholder sells all of the shares to which this Prospectus relates.
(2)      This Registering Securityholder is Executive Vice President of Marketing of the Company.
(3)      This Registering Securityholder is a director of the Company
(4)      This Registering Securityholder is Executive Vice President of Sales of the Company


         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 4, 1998 by each of the holders of Options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his or her Options to purchase shares of Common Stock at an exercise price equal to $2.50 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this Prospectus.

                                                                                       Number of          Shares Beneficially
                                                  Shares Beneficially                 Shares Being            Owned After
                                                Owned Prior to Offering                  Offered               Offering(1)
                                                -----------------------              --------------       -----------------------

   Optionholders                                  Number              Percent                             Number         Percent
   -------------                                  ------              -------                             ------         -------
Phillip J. Davis                                   31,100                *                25,000          6,100              *
Larry E. Dutson                                    21,300                *                20,000          1,300              *
Derek J. Lindsey                                   21,800                *                20,000          1,800              *
Brian L. Rubow                                     27,040                *                25,000          2,040              *
Steven K. Sorensen                                364,390             1.3%               100,000        264,390           1.1%
Russell R. Stringham                               51,846                *                30,000         21,846              *
Sven Delmas                                        30,000                *                25,000          5,000              *
Jerald R. Bryner                                   15,000                *                15,000              0              *
Robert H. Reback(2)                               201,000                *               200,000          1,000              *
Stuart E. Benger                                   52,000                *                50,000          2,000              *
Ronald E. Haire                                    35,000                *                35,000              0              *
Mark D. Bennett                                     6,397                *                 5,000          1,397              *
Song Yao                                           15,000                *                15,000              0              *
David P. Faulkner(3)                              100,000                *               100,000              0              *
Eric B. Andersen                                   10,500                *                10,000            500              *
David G. Andersen                                  15,000                *                15,000              0              *
Bruce A. Horton                                    25,000                *                25,000              0              *
Bradley A. Palser(4)                              100,000                *               100,000              0              *
Lara A. Bell                                        1,000                *                 1,000              0              *
Bonnie J. Donaldson Roden                             500                *                   500              0              *
Cindy L. Bennett Kamp                               1,000                *                 1,000              0              *
Rodney L. Peterson                                 10,000                *                10,000              0              *

Riley G. Astill(5)                                 50,000                *                50,000              0              *
Andrea P. Johnson                                   5,000                *                 5,000              0              *
John B. Enslow                                    100,000                *               100,000              0              *
Dr. Ron Lumia(6)                                   75,500                *                74,000          1,500              *
Lowell K. Anderson(6)                             177,450                *                32,000        145,450              *
Randall A. Mackey(6)                               32,000                *                32,000              0              *
Talin R. Bingham                                   35,000                *                35,000              0              *
Michael D. Feaster                                 35,000                *                35,000              0              *
Kevin C. Cosgrove                                   5,000                *                 5,000              0              *
Edward J. Derohanes                                54,700                *                50,000          4,700              *
Sean A. Bangerter                                   5,000                *                 5,000              0              *
Ty J. Rasmussen                                    10,000                *                10,000              0              *
Todd M. Stallings                                  15,000                *                15,000              0              *
Bill Van Drunen(6)                                 45,744                *                24,000         21,744              *
                                                   ------                            -----------        ----------
     TOTAL                                      1,780,267                              1,299,500        480,767
--------------------------
*   Less than 1%

(1)      Assumes that each Selling Optionholder sells all of the shares to which this Prospectus relates.
(2)      This Registering Optionholder is Executive Vice President of Sales of the Company.
(3)      This Registering Optionholder is Executive Vice President of Marketing of the Company.
(4)      This Registering Optionholder is Executive Vice President of Engineering of the Company.
(5)      This Registering Optionholder is  Vice President of Finance and Chief Financial Officer of the Company.
(6)      This Registering Optionholder is a director of the Company


         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of December 4, 1998 by each of the shareholders registering shares of Common Stock for resale (the "Selling Shareholders"), the number of shares to be sold by each Selling Shareholder and the percentage of each Selling Shareholder after the sale of the shares included in this Prospectus.


                                                                                      Number of         Shares Beneficially
                                                 Shares Beneficially                 Shares Being            Owned After
                                               Owned Prior to Offering                 Offered                Offering(1)
                                              ------------------------               ------------        -------------------
         Shareholders                          Number         Percent                                    Number        Percent
         ------------                          ------         -------                                    ------        -------
Overseas Holdings Limited Partnership(2)        3,000,000      11.0%                   3,000,000              0            *
The Paul A. Bilzerian and Terri L. Steffen
1994 Irrevocable Trust for the Benefit of
Adam J. Bilzerian and Dan B. Bilzerian(3)       2,400,000       8.8%                   2,400,000              0            *
Lowell K. Anderson(4)                             145,450        *                       100,000         45,450            *
Lane Harrison                                     170,000        *                       160,000         10,000            *
Daniel C. Hunter                                  120,000        *                       100,000        120,000            *
Ernest B. Haire, III                              591,117       2.1%                      20,000        571,117           2.3%
                                              -----------                            -----------     ----------
     TOTAL                                      6,306,567                              5,780,000      6,306,567
--------------------------
*   Less than 1%

(1)  Assumes that each Selling  Shareholder sells all of the shares to which this Prospectus relates.
(2)  This Registering  Shareholder is a Nevada limited  partnership  whose general partner is Bicoastal  Holding  Company,  a Nevada corporation,  and whose  limited  partner is the Paul A.  Bilzerian  and Terri L.  Steffen  1995  Revocable  Family  Trust (the
     "Bilzerian 1995 Revocable Family Trust"). The Bilzerian 1995 Revocable Family Trust is the beneficial owner of all the stock of
     Bicoastal Holding Company. Paul A. Bilzerian,  President and Chief Executive Officer of the Company, is a potential beneficiary of the Bilzerian 1995 Revocable Family Trust.
(3)  Adam J. Bilzerian and Dan B. Bilzerian,  the  beneficiaries  of the Bilzerian 1994  Irrevocable  Trust, are the sons of Paul A.
     Bilzerian, President and Chief Executive Officer of the Company.

(4)  This Registering Shareholder is a director of the Company.

                            DESCRIPTION OF SECURITIES

         Common Stock. The Company's authorized capital consists of 100,000,000 shares of Common Stock, par value $.0001 per share, which are entitled to one vote per share on all matters. There were 24,743,928 shares of Common Stock outstanding as of September 30, 1998 . Also, as of September 30, 1998, the Company had outstanding unexercised options to purchase 462,000 shares of Common Stock under the Company's 1994 Stock Option Plan. In addition, as of November 20, 1998, the Company had authorized options to purchase 2,000,000 shares of Common Stock under the Company's 1998 Stock Option Plan, of which 1,199,500 are outstanding and all are unexercised.

         Furthermore, there are currently 3,316 Warrants authorized and outstanding, issued to purchasers of the Company's Senior Notes. Each warrant entitles the holder to purchase 250 shares of Common Stock, representing a total of 829,000 shares. The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "CMXX" and the Warrants are quoted under the symbol "CMXXW." The transfer agent and registrar for the Common Stock is Colonial Stock Transfer Co., Inc. in Salt Lake City, Utah.

         The holders of the Common Stock are entitled to share ratably in all dividends declared by the Company's Board of Directors out of funds legally available and, upon liquidation, in all the assets of the Company, if any, remaining after the payment of liabilities of the Company. Under Nevada law, no dividend or other distribution to shareholders is permitted if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total liabilities would exceed its total assets. The Common Stock does not have redemption rights, conversion rights, cumulative voting rights, or preemptive or other subscription rights.

         Warrants. Each Warrant entitles the holder to purchase 250 shares of the Common Stock at a price of $2.50 per share, subject to adjustment. The Warrants may be exercised after October 31, 1998 and on or before October 1, 2002, by paying the exercise price of $2.50 per share, subject to adjustment, and may be exercised in whole or in part, provided that no fractional shares of Common Stock will be issued. The exercise price of Warrants may be paid by the surrender of Senior Notes at the face amount of the Senior Notes plus accrued interest. The number of shares of Common Stock that may be purchased upon exercise of the Warrants, and the exercise price for those shares, will be adjusted to reflect the effect of any issuance of Common Stock to the shareholders as a stock dividend or distribution or as a result of a combination, subdivision or certain reclassifications of the Common Stock. As a result, the number of shares that may be purchased upon exercise of a Warrant may be more or less than 250 and the exercise price may be higher or lower than $2.50. No fractional Warrants will be issued upon transfer or exercise of Warrants. The Warrants do not convey on their holders voting or other rights as a shareholder of the Company.

         A Warrant may be exercised on surrender of the Warrant Certificate before the expiration of the Warrant exercise period, with the form of "Election to Purchase" on the reverse side of the Warrant Certificate executed as indicated, and accompanied by payment of the full exercise price for the shares of Common Stock being purchase. The Company will act as transfer agent and registrar for the Warrants. The Company may appoint a transfer agent or registrar for the Warrants.

         In order for a holder to exercise his Warrants, the shares of Common Stock issuable on exercise of the Warrants must be registered with the Commission pursuant to a current and effective registration statement under the Securities Act and registered or qualified for sale or exemption under the securities laws of the states where the Warrantholder resides. The Company will use its best efforts to register with the Commission the shares of Common Stock issuable on exercise of the Warrants before November 1, 1998, but there is no assurance that it will succeed in registering the Warrant shares with the Commission. The Company will make commercially reasonable efforts to qualify the shares of Common Stock underlying the Warrants for resale in those states where the Senior Notes are offered for sale. However, the Company could be denied registration or qualification or may determine in its sole discretion not to register or qualify the shares of Common Stock issuable pursuant to the Warrants in any jurisdiction where the time and expense of doing so is not justified. A Warrant holder may be deprived of any value of the Warrants, if the shares issuable on exercise of the Warrants are not registered with the Commission or not registered or qualified for offer and sale in the state in which the Warrantholder resides, in which case the Warrantholder may not be able to sell the Warrants or the Warrants may expires unexercised.

Certain  Provisions  of Nevada Law

Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company. See "Risk Factors -- Anti-Takeover Provisions."

         The Combination with Interested Stockholders Statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A combination is defined to mean, among other things, (i) any merger or consolidation with an "interested stockholder"; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, 5% or more of the aggregate market value of all outstanding shares of a corporation, or representing 10% or more of the earning power or net income of the corporation; (iii) the adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by an "interested stockholder"; (iv) any reclassification, recapitalization, merger, or consolidation proposed by an "interested stockholder"; or (v) any receipt by an "interested stockholder" of any loan, advancement, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by or through a corporation. An "interested stockholder" is defined to mean the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a "combination" with an "interested stockholder" for a period of three years from the date of the acquisition by the "interested stockholder" of its shares in the corporation unless the combination or purchase of shares made by the interested stockholder is approved by the Board of Directors before the interested stockholder acquired such shares. If such approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; or (i) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher.

         Nevada's Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, form voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer first obtains approval therefor from the target corporation's stockholders. The Control Share Acquisition Statute specifies the following three thresholds for which such approval is required (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; and (iii) a majority or more, of the voting power of the corporation in the election of directors. Once an acquirer crosses one of the above thresholds, such shares so acquired, along with those shares acquired within the preceding 90 days, become "control shares," which shares are deprived of the right to vote until such time as the disinterested stockholders of the corporation restore such right. The Control Share Acquisition Statute also provides that in the event "control shares" are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power of the corporation, any stockholder of record who has not voted in favor of authorizing voting rights for the "control shares" may demand payment for the fair value of such stockholder's shares. In such case, the corporation is required to comply with the demand within 30 days of the delivery thereof to the corporation.

                              PLAN OF DISTRIBUTION

         The resale of the Common Stock by the holders of Warrants and Options that elect to exercise their respective Warrants or Options and purchase Common Stock, the holders of Senior Notes that elect to exercise their rights under the proposed securities exchange agreement and exchange their Senior Notes for shares of Common Stock, and the Selling Shareholders (the "Selling Securityholders, Optionholders and Shareholders") may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders, Optionholders and Shareholders) in the
over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling Securityholders, Optionholders and Shareholders may effect such transactions by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, Optionholders and Shareholders or to broker-dealers who may purchase securities as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders, Optionholders and Shareholders or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling
Securityholders, Optionholders and Shareholders will pay all commissions, transfer taxes, and other expenses associated with the sale of Common Stock by them.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters in connection have been passed upon for the Company by Mackey Price & Williams, Salt Lake City, Utah.

                              INDEPENDENT AUDITORS

         The financial statements of the Company included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Tanner & Co., independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered (all amounts except the Securities and Exchange Commission filing fee are estimated):

         Filing fee -- Securities and Exchange Commission..........   $ 5,166
         Printing and engraving expenses...........................     2,500
         Legal fees and disbursements..............................     7,500
         Accounting fees and disbursements.........................     1,500
         Blue Sky fees and expenses (including legal fees).........     3,000
         Miscellaneous.............................................     1,314
         Total expenses............................................   $21,000

Item 15.  Indemnification of Directors and Officers.

         Pursuant to the Articles, Bylaws and indemnification agreements between the Company and each of its officers and directors, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered, and reasonable expense incurred, by the person in any action, suit or proceeding in which the person is or was a director or officer of the Company. The Company could be obligated to advance the reasonable expenses of indemnified directors or officers in defending such proceedings if the indemnified party agrees to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

         The Nevada General Corporation Law (the "Nevada Act") authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Nevada Act require indemnification if a director of officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which he or she was a party by reason of the fact that he or she is or was a director of officer of the corporation. The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Nevada Act.

         The Company's Bylaws provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Nevada law and for the advancement of expenses incurred in connection with the defense of any action, suit, or proceeding that the director of executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

         Under provisions of the Company's Articles of Incorporation that are authorized by the Nevada Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper person benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

         The Company also has entered into agreements with each of its current directors and executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay such advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. The Company is not required to indemnify a director or officer if the indemnified loss results from any of the following: (a) a violation of
Section 16(b) of the Securities and Exchange Act of 1934, as amended; (b) a violation of criminal law; (c) a transaction from which the officer or director received an improper personal benefit; (d) willful misconduct or a conscious disregard for the Company's best interests; or (e) a transaction for which the director is liable pursuant to
Section 78.300.2 of the Nevada Act for certain distributions from the corporation to its shareholders.

         The foregoing provisions of the Nevada Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.  Exhibits.

         (a) Exhibits

Exhibit No.                Document Name
-----------              -----------------
 3.1              Articles of Incorporation (1)
 3.2              Articles of Merger with Cimetrix (USA) Incorporated (5)
 3.3              Bylaws (1)
 5.               Opinion of Mackey Price & Williams(8)
10.1              Proxy Agreement between the Seolas family and Paul A. Bilzerian (3)
10.2              Consulting and Option Agreement with Paul A. Bilzerian (3)
10.3              Indemnity Agreement with former officers and directors (4)
10.4              Technology Sale and Purchase Agreement with Brigham Young University (5)
10.5              1994 Stock Option Plan (2)
10.6              Lease with Capitol Properties Four, L.C. (6)
10.7              Agreement with Bicoastal Holding Company for services by Paul A. Bilzerian and Terri L. Steffen (6)
10.8              1998 Incentive Stock Option Plan (7)
23.1              Consent of Mackey Price & Williams (8)
23.2              Consent of Tanner & Co.
-----------------------

(1)      Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
(2)      Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
(3)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
(4)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
(5)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.
(6)      Incorporated by reference from the Registration Statement on Form S-2, File No. 333-30601, as filed on July 2,
         1997.
(7)      Incorporated by reference from the Proxy Statement dated April 20, 1998, pertaining to the 1998 Annual Meeting of Shareholders.
(8)      Incorporated by reference from the Form S-3 Registration  Statement as filed on August 31, 1998.

         (b) Reports on Form 8-K

         None.


Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, to file a post-effective amendment setting forth the terms of such offering; and (d) to deregister, by means of a post-effective amendment, any securities covered by this Registration Statement that remain unsold at the termination of this offering.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the 1933 Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.






















                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
























S3-D04M.CMT

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 7th day of December, 1998.

                              CIMETRIX INCORPORATED



                                       By:    /s/ Paul A. Bilzerian
                                              ---------------------
                                              Paul A. Bilzerian, President and
                                              Chief Executive Officer
                                              (Principal Executive Officer)

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Bilzerian as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                                    Title                                             Date
     ---------                                    -----                                            -------

/s/ Paul A. Bilzerian                      President, Chief Executive                          December 7, 1998
---------------------------------          Officer and Director
Paul A. Bilzerian                          (Principal Executive Officer)

/s/ Dr. Lowell K. Anderson*                Director                                            December 7, 1998
---------------------------------
Dr. Lowell K. Anderson


/s/ Dr. Ron Lumia *                        Director                                            December 7, 1998
---------------------------------
Dr. Ron Lumia


/s/ Randall A. Mackey                      Director                                            December 7, 1998
---------------------------------
Randall A. Mackey


/s/ John W. Van Drumen*                    Director                                            December 7, 1998
---------------------------------
John W. Van Drumen


/s/ Riley G. Astill                        Vice President of Finance and                       December 7, 1998
---------------------------------          Chief Financial Officer
Riley G. Astill                            (Principal Financial and
                                           Accounting Officer)

/s/ Paul A. Bilzerian
---------------------------------
* By Paul A. Bilzerian
   Attorney-in-Fact

        As filed with the Securities and Exchange Commission on December 7, 1998
                                                   Commission File No. 333-62569
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                    EXHIBITS

                                       TO

                                 AMENDMENT NO. 4

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------


                              CIMETRIX INCORPORATED

                (Name of registrant as specified in its charter)


      Nevada                                           87-0439107
(State of jurisdiction of                           (I.R.S. Employer
incorporation or organization)                      Identification Number)


                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757
                                 (801) 256-6500

(Address and telephone number of registrant's principal executive offices and principal place of business)


                   Riley G. Astill, Vice President of Finance
                           and Chief Financial Officer
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757
                                 (801) 256-6500
            (Name, address and telephone number of agent for service)

                             ----------------------


                                   Copies to:

                             Randall A. Mackey, Esq.
                             Mackey Price & Williams
                        170 South Main Street, Suite 900
                         Salt Lake City, Utah 84101-1655
                            Telephone: (801) 575-5000


                                  EXHIBIT INDEX


Exhibit No.               Document Name
-----------               -------------
 3.1              Articles of Incorporation (1)
 3.2              Articles of Merger with Cimetrix (USA) Incorporated (5)
 3.3              Bylaws (1)
 5.               Opinion of Mackey Price & Williams(8)
10.1              Proxy Agreement between the Seolas family and Paul A. Bilzerian (3)
10.2              Consulting and Option Agreement with Paul A. Bilzerian (3)
10.3              Indemnity Agreement with former officers and directors (4)
10.4              Technology Sale and Purchase Agreement with Brigham Young University (5)
10.5              1994 Stock Option Plan (2)
10.6              Lease with Capitol Properties Four, L.C. (6)
10.7              Agreement with Bicoastal Holding Company for services by Paul A. Bilzerian and Terri L. Steffen (6)
10.8              1998 Incentive Stock Option Plan (7)
23.1              Consent of Mackey Price & Williams(8)
23.2              Consent of Tanner & Co.
-----------------------

(1)      Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
(2)      Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
(3)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.
(4)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
(5)      Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.
(6)      Incorporated by reference from the Registration Statement on Form S-2, File No. 333-30601, as filed on July
         2, 1997.
(7)      Incorporated by reference from the Proxy Statement dated April 20, 1998, pertaining to the 1998 Annual
         Meeting of Shareholders.
(8)      Incorporated by reference from the Form S-3 Registration  Statement filed on August 31, 1998.



EXH-N25M.CMT

                                                                    Exhibit 23.2

                                                          CONSENT OF INDEPENDENT
                                                     CERTIFIED PUBLIC ACCOUNTANT


     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 1998, which appears on page 3 of the annual report on Form 10-K of Cimetrix Incorporated for the year ended December 31, 1997, and to the reference to our Firm under the caption "Experts" in the Prospectus.


TANNER + CO.

Salt Lake City, Utah
December 7, 1998